                                                                           Pg. 1

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 25)



                           Northern Trust Corporation
                           --------------------------
                                (Name of Issuer)


                           Common Stock, $1.66 2/3 Par
                           ---------------------------
                         (Title of Class of Securities)


                                   665859 10 4
                                   -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement[_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

-------------------------                                -----------------------
CUSIP No. 665859 10 4                  13G               Page 2 of 7 Pages
         ------------                                        ---  ---
-------------------------                                -----------------------

--------------------------------------------------------------------------------
          Name of Reporting Person
          S.S. or I.R.S. Identification No. of above person
 1
               Northern Trust Corporation                  36-2723087
               The Northern Trust Company                  36-1561860
               Northern Trust Bank, NA                     86-0377338
               Northern Trust Bank of California, NA       94-2938925
               Northern Trust Bank of Florida, NA          36-3190871
               Northern Trust Bank of Texas,  NA           75-1999849
               Northern Trust Investments, Inc             36-3608252
               Northern Trust Bank, FSB                    38-3424562
               Northern Trust Company of Connecticut       06-6275604
--------------------------------------------------------------------------------
          Check the appropriate box if a member of a group
 2
               Not Applicable                                        (a)[_]
                                                                     (b)[_]
--------------------------------------------------------------------------------
          S.E.C. use only
 3

--------------------------------------------------------------------------------
          Citizenship or place of organization
 4
               Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois
--------------------------------------------------------------------------------
                              Sole Voting Power
                        5
                                    5,611,804
                      ----------------------------------------------------------
       Number of              Shared Voting Power
         Shares         6
      Beneficially                 18,835,809
        Owned by      ----------------------------------------------------------
          each                Sole Dispositive Power
       reporting        7
         person                     5,262,887
         with         ----------------------------------------------------------
                              Shared Dispositive Power
                        8
                                   18,059,597
--------------------------------------------------------------------------------
          Aggregate amount beneficially owned by each reporting person
 9
               27,247,248
--------------------------------------------------------------------------------
          Check box if the aggregate amount in Row (9) excludes certain shares.
10
               Not Applicable
--------------------------------------------------------------------------------
          Percent of class represented by amount in Row 9
11
               12.34
--------------------------------------------------------------------------------
          Type of reporting person
12
               Northern Trust Corporation  HC
--------------------------------------------------------------------------------

                                                                           Pg. 3

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [_].

1.  (a)  Northern Trust Corporation
         --------------------------
         (Name of Issuer)

    (b)  50 South LaSalle St., Chicago, Ill. 60675
         -----------------------------------------
         (Address of Issuer's Principal Executive Office)

2.  (a)  Northern Trust Corporation
         --------------------------
         (Name of Person Filing)

    (b)  50 South LaSalle Street, Chicago, Illinois 60675
         ------------------------------------------------
         (Address of Person Filing)

    (c)  U.S. (Delaware Corporation)
         ---------------------------
         (Citizenship)

    (d)  Common Stock, $1.66 2/3 Par
         ---------------------------
         (Title of Class of Securities)

    (e)  665859 10 4
         -----------
         (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with (S)240.13d-1(b)(1)(ii)(G).

4.  (a)  27,247,248
         -----------
         (Amount Beneficially Owned)

    (b)  12.34
         -----
         (Percent of Class)

    (c)  Number of shares as to which such person has:

         (i)      5,611,804
               ------------
               (Sole Power to Vote or to Direct the Vote)

         (ii)    18,835,809
               ------------
               (Shared Power to Vote or to Direct the Vote)

         (iii)    5,262,887
               ------------
               (Sole Power to Dispose or Direct Disposition)

         (iv)    18,059,597
               ------------
               (Shared Power to Dispose or Direct Disposition)

                                                                           Pg. 4

5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [_]

6. Statement regarding ownership of 5 percent or more on behalf of another person:









7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

    The Northern Trust Company               Northern Trust Bank N.A.
    50 South LaSalle Street                  2398 East Camelback Road
    Chicago, IL  60675                       Phoenix, AZ  85016

    Northern Trust Bank of California N.A.   Northern Trust Bank of Florida N.A.
    355 South Grand Avenue, Suite 2600       700 Brickell Avenue
    Los Angeles, CA  90071                   Miami, FL  33131

    Northern Trust Bank of Texas N.A.        Northern Trust Investments, Inc.
    2020 Ross Avenue                         50 South LaSalle Street
    Dallas, TX  75201                        Chicago, IL  60675

    Northern Trust Company of Connecticut    Northern Trust Bank, FSB
    300 Atlantic Street, Suite 400           40701 Woodward, Suite 110
    Stamford, CT 06901                       Bloomfield Hills, MI  48304


8.  Identification and Classification of Members of the Group.

                               Not Applicable.

9.  Notice of Dissolution of Group.

                               Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                           Pg. 5

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  NORTHERN TRUST CORPORATION

                                                  ______________________________
                                                  By: Perry R. Pero
                                                      -------------

DATED: 02-07-2003                                 As its: Vice Chairman
       ----------                                         -------------

                                                                           Pg. 6

                             EXHIBIT TO SCHEDULE 13G
                       FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004
Attention: Filing Desk, Stop 1-4

                         RE: Northern Trust Corporation
                             --------------------------

         Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G Amendment to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                                  NORTHERN TRUST CORPORATION

                                                  ______________________________
                                                  By: Perry R. Pero
                                                      -------------

DATED: 02-07-2003                                 As its: Vice Chairman
       ----------                                         -------------

THE NORTHERN TRUST COMPANY

_____________________________________
By: Perry R. Pero
    -------------
As its Vice Chairman
       -------------

NORTHERN TRUST BANK, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA
NORTHERN TRUST BANK OF TEXAS, NA

_____________________________________
By: Quentin C. Johnson
    ------------------
As its Authorized Representative
       -------------------------

NORTHERN TRUST INVESTMENTS, INC.

_____________________________________
By: Orie L. Dudley
    --------------
As its Director
       --------

NORTHERN TRUST BANK, FSB

_____________________________________
By: Brian J. Hofmann
    ----------------
As its Authorized Representative
       -------------------------

THE NORTHERN TRUST COMPANY OF CONNECTICUT

_____________________________________
By: Trista Simoncek
    ---------------
As its Authorized Representative
       -------------------------